Exhibit 10.1

2004

SPX CORPORATION

EXECUTIVE EVA INCENTIVE

COMPENSATION PLAN

Company Confidential

I.	PURPOSE

The objectives of the SPX Corporation EVA Executive Incentive Compensation Plan (the “Plan”) are to link incentive awards for Plan participants to the creation of investor wealth and to promote a culture of performance and ownership. Accordingly, the Plan rewards sustained improvements in investor value.

The Plan is a statement of SPX Corporation’s (the “Company’s) intentions and does not constitute a guarantee that any bonus shall be paid. It does not create a contractual relationship or any contractually enforceable rights for Participants. A Bonus shall be payable under the Plan if the Chief Executive Officer (“CEO”) and/or the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) determines, in its sole discretion, a Participant is entitled to one. Either the CEO and/or the Compensation Committee may delegate such authority as he/they deem appropriate, in their sole discretion.

II.	ELIGIBILITY

Officers and key managers in both line and staff positions who have significant impact on the achievement of the Company’s strategic objectives and who are not participating in any other Company-sponsored bonus or incentive plan, are eligible to participate in the Plan. Participation for each plan year is based on the recommendation of the supervising officer or business unit President and approval by the CEO and/or the Compensation Committee.

Upon approval by the CEO and/or the Compensation Committee, in his/their sole discretion, participation shall be offered to eligible employees conditioned upon such eligible employee’s agreement to sign a non-competition and confidentiality agreement and any other documents as the Company may require. The terms of the non-competition and confidentiality agreement and such other required documents shall be on terms acceptable to the Company. Once an eligible employee has executed all the necessary documents as required by the Company, he/she shall become a participant in the Plan (a “Participant”).

III.	DEFINITIONS AND EVA INCENTIVE PLAN PARAMETERS

A.	Economic Value Added:

Improvement in economic value added (“EVA”) provides the best operating measure of increases in shareholder wealth. EVA is an estimate of the Company’s economic profit after subtracting the cost of all capital (debt and equity) employed in the business. EVA is the difference between the Company’s net operating profits after-tax (“NOPAT”) and the charge for capital employed, as follows:

EVA = Net Operating Profit After Taxes (NOPAT) – Capital Charge

where,

Capital Charge = Cost of Capital X Capital Employed in the Business

NOPAT is the profit after subtracting cost of sales, operating expenses, taxes and other adjustments from revenues. “Cost of Capital” is the required, or minimum, rate of return necessary to compensate all investors for the capital they have invested in the business. “Capital” represents the investment made by shareholders and lenders in the business (total assets minus current liabilities).

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B.	Expected Improvement:

Expected Improvement (“EI”) represents the annual EVA improvement, or growth, required to provide the Company’s investors with a competitive, or Cost of Capital, return on the market value of their investment. The amount of the bonus payable to Participants is based on the achievement of EI for a plan year, i.e., bonuses are payable to Participants based on whether investors receive their target investment return. The Expected EVA Improvement amounts for the Company and its business units (“Business Units”) for 2004 are shown in Appendix A.

C.	Target Bonus:

The “Target Bonus” is the amount of the bonus that will be credited to a Participant’s Bonus Bank for achieving EI for a plan year. A Participant’s Target Bonus is calculated by multiplying his/her year-end salary (as of December 31) by his/her Bonus Percentage. For example, if a Participant’s year-end salary is $75,000 and bonus percent is 10%, the Target Bonus is $7,500:

Year End Salary x Bonus Percentage = Target Bonus

$75,000 x 10% = $7,500

Each Participant’s Bonus Percentage for a plan year shall be determined by the CEO and/or the Compensation Committee in his/their sole discretion.

D.	EVA Interval:

The “EVA Interval” is

•	the amount of EVA improvement in excess of EI needed to earn each additional multiple of the Target Bonus; or

•	the shortfall in EVA improvement below EI that results in a zero bonus.

For example, EVA improvement of one interval in excess of EI will result in a Bonus Multiple of 2.0, or 1.0 more than Target Bonus, while EVA improvement of two intervals in excess of EI earns a Bonus Multiple of 3.0, or 2.0 more than Target Bonus.

E.	Bonus Multiple:

The “Bonus Multiple” is determined by, (1) the difference between actual and expected EVA improvement and (2) the EVA Interval:

Bonus Multiple = (1+[(ΔEVA – EI)/EVA Interval])

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When the EVA improvement equals EI, the Bonus Multiple is 1.0. When the EVA improvement exceeds EI, the Bonus Multiple is greater than 1.0 and when the EVA improvement falls short of EI, the Bonus Multiple is less than 1.0.

F.	Declared Bonus:

The “Declared Bonus”, which is determined at the end of the plan year, is the amount of the bonus credited to a Participant’s Bonus Bank as a result of EVA performance during such plan year. There is no limit to how large or small bonuses may be. The Declared Bonus may even be a negative amount as a result of a negative change in economic value. The annual Declared Bonus for a Participant may be stated as:

Declared Bonus = Target Bonus * Bonus Multiple

Declared Bonus = Target Bonus* (1+ [(ΔEVA – EI)/EVA Interval])

An easy and practical way for a Participant to determine his/her Declared Bonus is to multiply Target Bonus times the Bonus Multiple.

The Declared Bonus can also be expressed as:

Declared Bonus = Target Bonus + a share of (ΔEVA - Expected Improvement)

Declared Bonus = Target Bonus + [(Target Bonus/EVA Interval) * (ΔEVA – EI)]

The ratio [Target Bonus/EVA Interval] is a Participant’s share of EVA improvement in excess of EI.

G.	Bonus Bank:

The Company will maintain a separate memorandum account on behalf of each Participant, called the Participant’s Bonus Bank. A Participant’s Bonus Bank is credited with the Participant’s Declared Bonus, positive or negative, for the year and will be reduced by the amount of paid Bonus Awards.

The Bonus Bank is an essential component in protecting and building investor value. All Declared Bonus amounts flow through the Bonus Bank, to promote a long term horizon and ensure that only sustainable improvements are rewarded. Thus, the Bonus Bank maintains a cumulative relationship between bonuses paid and EVA improvement over time.

The amount in the Participant’s Bonus Bank determines the amount of the bonus available for payment to the Participant for a plan year (the “Available Bonus”) as follows:

•	If, after the Declared Bonus is determined, the prior plan year Bonus Bank balance plus the Declared Bonus is less than the Target Bonus for the current plan year, the Participant’s Available Bonus will be equal to the entire Bonus Bank balance.

•	If, after the Declared Bonus is determined, the Bonus Bank balance exceeds the Target Bonus for the current year, the Participant’s Available Bonus will be equal to the Target

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Bonus plus one-third of any remaining Bonus Bank balance. The other two-thirds remains in the Bonus Bank and ultimately is paid out only if the performance is sustained. If EVA falls by enough, a negative amount is banked. When a negative Bonus Bank balance exists, it must be recovered through future EVA improvements before any bonus is paid, maintaining the sharing relationship between cumulative EVA achievement and cumulative bonuses. The determination of a Participant’s Available Bonus is depicted below.

[GRAPHIC APPEARS HERE]

H.	Bonus Award:

The “Bonus Award” is the amount of bonus actually payable to a Participant for a given year.

IV.	BUSINESS UNIT AND CORPORATE PERFORMANCE

Some Participants may have a portion of their EVA bonus tied to the Company’s corporate performance or the performance of another Business Unit. The Declared Bonus for these Participants shall be calculated by allocating a portion of their Target Bonus to each Business Unit. For example, if a Participant’s EVA bonus is based 80% on his/her Business Unit’s performance and 20% on the Company’s corporate performance, the Participant’s Declared Bonus shall be equal to:

0.8 *Target Bonus * Business Unit Bonus Multiple

+

0.2 * Target Bonus * Company Corporate Bonus Multiple

V.	PERSONAL PERFORMANCE

A.	Determining Personal Performance Award Amounts:

The Plan award for personal performance can be earned only after improving EVA (a “Personal Performance Award”). Thus the Personal Performance Award is based on a “carve out” portion of the Available Bonus. The Personal Performance carve-out for Participants is 20% of the total annual bonus available to be paid. Thus, of the award payment amount available in any plan year, 80% is paid based on Business Unit performance and 20% is paid based on Personal Performance, depicted for a Business Unit President as follows:

[GRAPHIC APPEARS HERE]

Any funds remaining from Personal Performance Awards that are not distributed shall be forfeited.

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B.	Measuring Personal Performance:

At year-end, the immediate supervisor shall evaluate each Participant’s performance to determinewhat their discretionary bonus percentage shall be. The evaluation shall be based on the Participant’s leadership skills focusing on Company Leadership Principles, the performance of the Participant in carrying out their primary functional assignment, and the overall impact, contribution, and achievement of the Participant (the “Personal Performance Achievement Rating”).

Personal Performance Achievement Rating	Amount of Available 20% Earned
• Requires significant improvement.	zero to 5%
• Inconsistent; occasional good performance, sometimes falls short.	up to 10%
• Good commitment and good, consistent results. On par performance.	up to 15%
• High achiever; recognized by others as having high impact and strong leadership skills.	up to 20%

C.	Bonus Award and Bonus Bank Example:

The chart below is an example of a Participant’s Bonus Award and Bonus Bank through 3 years. For simplification, Target Bonus is set at $10,000 in all three years.

SPX Corporation

Bonus Award and Bonus Bank Example

				2002	2003	2004
A.	Target Bonus			10,000	10,000	10,000
B.	Bonus Multiple			2.50	1.80	1.30

C.	Declared Bonus	A x B		25,000	18,000	13,000
D.	Beg. Bonus Bank Balance			0	10,000	12,000

E.	Beg Bonus Bank Balance + Declared Bonus	C + D		25,000	28,000	25,000
F.	Pay Target Bonus (or available if less)	A		10,000	10,000	10,000
G.	1/3 of Bonus Bank Balance	(E -F	)/3	5,000	6,000	5,000

H.	Available Bonus for performance	F + G		15,000	16,000	15,000
I.	Company Performance Award	80%		12,000	12,800	12,000
J.	Personal Performance Award	15%		2,250	2,400	2,250

K.	Bonus Award	I + J		14,250	15,200	14,250
L.	Ending Bonus Bank Balance	E - H		10,000	12,000	10,000

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VI.	ADMINISTRATIVE MATTERS

A.	Bonus Award:

In order to be eligible to receive a bonus under the Plan, a Participant must have been recommended and approved for participation in the applicable plan year in accordance with this Plan, and must be employed by the Company at the time payment of the bonus is made (bonus payments are typically administered the first week of March). A bonus shall be payable under the Plan if the the CEO and/or Compensation Committee determines, in its/their sole discretion, that a Participant is entitled to one.

B.	New Participants:

Subject to the terms and conditions contained in this Plan, a new Participant will be eligible to receive a Declared Bonus based on their length of service during the plan year, expressed as a percent of the total plan year. In the event the Participant works in more than one Business Unit during the plan year, the terms of Paragraph C shall apply.

C.	Transfers:

A Participant who transfers from one Business Unit to another shall have his/her Bonus Bank transferred to the new Business Unit. If a Participant works part of the year in Business Unit A and part of the year in Business Unit B, his/her Declared Bonus shall be the sum of a pro-rated bonus based on Business Unit A performance and a pro-rated bonus based on Business Unit B performance:

Declared Bonus =

Target Bonus * Business Unit A Bonus Multiple * (Business Unit A Months/12)

+

Target Bonus * Business Unit B Bonus Multiple * (Business Unit B Months/12)

The pro-rated bonuses shall be based on the Business Units’ full year Bonus Multiples, the Participant’s Target Bonus for the plan year, and the time spent in each Business Unit.

D.	Awards Despite Negative Bank Status:

Notwithstanding the requirement in Section III G that negative Bonus Bank balances must be recovered through future EVA improvements before any bonus is paid, the CEO and/or the Compensation Committee may, at their sole discretion, authorize the payment of a Bonus Award despite a negative Bonus Bank balance subject to the terms and conditions of this Section. Such Bonus Awards may only be approved where a Participant’s Declared Bonus is positive, but is not sufficient to generate a Bonus Bank in excess of Target Bonus. Any Bonus Awards approved under this Section shall not exceed the Participant’s Target Bonus. Any amount in excess of Target Bonus shall be applied against the Participant’s negative Bonus Bank. Any such discretionary Bonus Award will be granted on a voluntary basis and even repeated payments of such Awards shall not give rise to any future entitlement.

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E.	Death:

If a Participant dies during the plan year, the Participant’s Declared Bonus shall be a pro-rated bonus based on the number of months worked during the plan year:

Target Bonus * Unit Bonus Multiple * (Months Worked/12)]

The Bonus Award shall be calculated based on the Declared Bonus, the beginning Bonus Bank balance and the Participant’s Personal Performance Achievement Rating as provided in Section V. The Bonus Award and the ending Bonus Bank balance, if positive, shall be paid to the Participant’s designated Company–paid basic life insurance beneficiaries at the normal bonus payment date after the end of the plan year.

F.	Retirement and Disability:

When a Participant who is > 55 years of age, has > five years of service and has > three years of SPX Company service1 retires or when a Participant, regardless of age and service, becomes disabled (as determined by the Company, in its sole discretion), the Participant’s Declared Bonus shall be a pro-rated bonus based on the number of months worked during the plan year:

Target Bonus * Unit Bonus Multiple * (Months Worked/12)

Nothing herein shall be interpreted, however, as amending or otherwise changing the vesting requirement in any other Company pension or benefit plans.

The Bonus Award shall be calculated based on the Declared Bonus, the beginning Bonus Bank balance and the Participant’s Personal Performance Achievement Rating as provided in Section V. The Bonus Award, if positive, shall be paid to the Participant at the normal bonus payment date after the end of the plan year. When a Participant’s disability carries over into a subsequent plan year, the Participant’s Declared Bonus for that year shall also be calculated using the formula above.

Retirement before age 55 or with less than five years of service or with less than three years of SPX Company service1 is considered voluntary termination, and shall result in a Participant’s ineligibility to receive the Bonus Bank, the bonus payment for the year in which the termination occurs and any bonus for the prior year to the extent unpaid at the time of termination of employment.

For Participants who retire, or become disabled and are not expected to return to work, the ending Bonus Bank balance, if positive, shall be paid to the Participant, up to a maximum of six times the Participant’s final annual Target Bonus, at the normal bonus payment date after the end of the plan year. For Participants who are temporarily disabled, the ending Bonus Bank balance remains fully at risk and is not paid out. For Participants who retire or who become disabled and are not expected to return to work, the ending Bonus Bank balance in excess of six times the Participant’s Target Bonus (the “Excess Bonus Bank Balance”) shall be at risk and adjusted at

[1]	Three (3) years of SPX Company service means three (3) years employment with the Company or a Business Unit owned by the Company for more than three (3) years.

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the end of the first and second post-retirement (or post disability) plan years by the addition of a Declared Bonus. The Declared Bonus for the first and second post-retirement (or post disability) plan years shall be equal to:

Target Bonus * [Unit Bonus Multiple retirement year – 1] * (Months not worked/12)

+ Target Bonus * [Unit Bonus Multiple 1st post-retirement year – 1]

The Declared Bonus for the second post-retirement (or post disability) plan years shall be equal to:

Target Bonus * [Unit Bonus Multiple – 1]

50% of the Excess Bonus Bank Balance, if positive, shall be paid to the Participant at the normal bonus payment time after the end of first post-retirement (or post disability) plan year, and the remainder of the Excess Bonus Bank Balance shall be paid at the normal bonus payment time after the end of the second post-retirement (or post disability) plan year.

The example below is based on the following data:

Target Bonus	$20,000
Beginning Bonus Bank	$400,000
Retirement Date	July 31
Unit Bonus Multiple – Retirement Year	1.45
Unit Bonus Multiple – 1st Post Retirement Year	2.00
Unit Bonus Multiple – 2nd Post Retirement Year	.7

The Participant’s Declared Bonus for his/her retirement year is:

Target Bonus * Unit Bonus Multiple * (Months Worked/12)]

$20,000 * 1.45 * (7/12) = $16,917

The Declared Bonus increases the Bonus Bank balance to $416,917, and makes the Available Bonus $146,750. After deducting the Available Bonus, the ending Bonus Bank balance is $270,167 = $416,917 - $146,750. The ending Bonus Bank balance is 13.5 times the Participant’s Target Bonus and exceeds six times the Target Bonus by $150,167. At the normal bonus payment date after the end of the plan year, the Participant receives his/her Bonus Award ($152,306, assuming the highest Personal Performance Achievement Rating) and the ending Bonus Bank balance, up to a maximum of six times target bonus, or $120,000. The total payment is $266,750, and leaves an Excess Bonus Bank Balance of $150,167.

The Declared Bonus for the first post-retirement plan year is:

Target Bonus * [Unit Bonus Multiple retirement year – 1] * (Months Not Worked/12)

+ Target Bonus * [Unit Bonus Multiple 1st post-retirement year – 1]

$20,000 * [1.45 – 1] * (5/12) + $20,000 * [2.00 – 1] = $23,750

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This Declared Bonus is added to the Excess Bonus Bank Balance, giving a new Bonus Bank balance of $173,917 (= $150,167 + $23,750). 50% of this Bonus Bank balance, or $86,959, is paid out at the normal bonus payment date following the end of the first post-retirement plan year, leaving an Excess Bonus Bank Balance of $86,958.

The Declared Bonus for the second post-retirement plan year is:

Target Bonus * [Unit Bonus Multiple – 1]

$20,000 * [0.7 – 1] = -$6,000

This Declared Bonus is added to the Excess Bonus Bank Balance, giving a new Bonus Bank balance of $80,958 (= $86,958 - $6,000). This Bonus Bank balance is paid out in full at the normal bonus payment date following the end of the second post-retirement plan year.

G.	Change from Uncapped to Capped Plan:

When a participant is moved from the Plan to a capped EVA bonus plan (the “Capped Plan”), he/she shall retain his/her Bonus Bank and receive a Bonus Award each plan year from the Plan until his/her Bonus Bank is exhausted, provided he/she remains employed by the Company. For the plan year in which the Participant is moved from the Plan to the Capped Plan, the Participant’s Declared Bonus shall be a pro-rated bonus based on the number of months in the Plan:

Target Bonus * Unit Bonus Multiple * (Uncapped Plan Months/12)

The Bonus Award shall be calculated based on the Declared Bonus, the beginning Bonus Bank balance, the Participant’s last Target Bonus in the Plan and the participant’s Personal Performance Achievement Rating as provided in Section V. Thereafter, the Bonus Bank is suspended from the addition of any future Declared Bonuses, and is available for payments over the subsequent three years in equal 1/3 amounts, subject to all the eligibility and payment terms and conditions contained in this Plan. In each of the three successive years, 20% of the amount payable for that year shall be at-risk depending on the participant’s Personal Performance Achievement Rating as provided in Section V. Any funds remaining from Personal Performance Awards that are not distributed shall be forfeited, and regardless of whether the 1/3 Bonus Bank amount is payable to the participant in a particular year, the Bonus Bank for each remaining year shall reflect the full cumulative 1/3 reduction(s) from the Ending Bonus Bank balance as of the year in which the change from the Plan to the Capped Plan occurred.

H.	Change from Uncapped to Commission Plan:

Bonus Awards and Bonus Bank eligibility and calculations for Participants moved from the Plan to a commission plan are the same as for participants moved from the Plan to the Capped Plan, except as provided below. In addition to the terms and conditions applicable to participants moved from the Plan to the Capped Plan, participants moved to a commission plan must meet certain commission plan and business unit EVA performance requirements in order to be eligible for any Bonus Award or Bonus Bank payments. Specifically, such Participants’ eligibility to receive any Bonus Award or any part of the Bonus Bank is conditioned upon commission plan achievement at 95% or greater, and upon achievement of a positive Business Unit Bonus Multiple.

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I.	Resignations and Termination:

Voluntary termination of employment with the Company and termination for any reason other than 1) death or 2) qualifying retirement as defined in paragraph F or disability (as determined by the Company) shall result in a Participant’s ineligibility to receive the Bonus Bank, the bonus payment for the year in which the termination or resignation occurred and any bonus for the prior year to the extent unpaid at the time of termination or resignation of employment.

J.	Sale of a Business Unit:

When a Business Unit is sold, a Participant’s Declared Bonus shall be a partial plan year bonus unless the sale agreement includes an “earn-out” provision. The partial plan year Declared Bonus (in the absence of an “earn-out” provision) shall be based on a pro-rated Target Bonus, the EVA improvement for the partial plan year ending on the closing date of the sale, and a pro-rated EI:

Target Bonus * (Days through Closing/365)

+

[Target Bonus/EVA Interval] * [ΔEVAThru Closing – (EI * (Days through Closing/365))]

The EVA improvement for the partial plan year ending on the closing date of the sale shall be equal to the EVA for the partial plan year ending on the closing date minus prior plan year EVA for the partial plan year ending at the month end closest to the closing date. The Bonus Award shall be calculated based on the Declared Bonus, the beginning Bonus Bank balance and the Participant’s Personal Performance Achievement Rating as provided in Section V. The Bonus Award and the ending Bonus Bank balance, if positive, shall be paid to the Participant at the normal bonus payment date after the end of the plan year. If the Participant is not actively employed with the Company through the closing date of the sale, the Participant shall not be entitled to any Bonus Award or Bonus Bank payment.

If the sale agreement includes an “earn-out” provision, the Company shall have no obligation to pay bonuses based on partial plan year performance and shall have the right to negotiate with the buyer the payment of bonuses based on full plan year performance. If the sale agreement includes an “earn-out” provision and bonuses are paid based on full plan year performance, a Participant shall not be entitled to any Bonus Award or Bonus Bank payment unless the Participant is actively employed by the buyer at the end of the plan year.

K.	Non-Competition and Non-Disclosure:

For purposes of the Plan, if a Participant leaves the Company with rights to future payments from the Plan, until those payments are distributed to the Participant, he/she shall not directly or indirectly own, manage, operate, join, control, become employed by or participate in the management, operation or control of, any business which is a competitor, customer, or supplier of the Company, or any subsidiary or division thereof without the specific consent of the Company; except as a shareholder of a publicly-held competitor, customer or supplier corporation where such ownership does not exceed one percent (1%) of the total shares outstanding.

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Additionally, the Participant shall not disclose any confidential information pertaining to the business of the Company, including the location and identity of its customers and suppliers, its costs of operation, the pricing of its products and services, its operating practices and its product details without the express written approval of the Company.

The failure of a Participant or former Participant to comply with the provisions of this Paragraph K shall result in forfeiture of any payments that might otherwise be due to him/her because of his/her participation in the Plan.

L.	Change-Of-Control:

In the event of a change-of-control of the Company (defined in Appendix B) the full Bonus Bank shall be paid as of the date the change-of-control occurs. Additionally, the change-of-control date shall be treated as if it were the end of that plan year, EVA performance shall be measured, and the Participant shall be paid the higher of that full plan year’s Target Bonus or the actual earned bonus.

M.	Negative Balances and Residual Amounts:

At year-end when the Business Unit’s ΔEVA is calculated, each Participant’s Declared Bonus is then determined. The Declared Bonus, whether a positive or negative amount, flows through each Participant’s Bonus Bank. A negative Declared Bonus has the effect of reducing the amount of the beginning Bonus Bank balance. If the year-end Bonus Bank balance (the beginning Bonus Bank balance adjusted by that plan year’s Declared Bonus) is positive, up to Target Bonus plus one third of the balance above Target Bonus is available to be paid out. Residual amounts, including negative Bonus Bank balances, are carried forward to be credited or debited against future Declared Bonus amounts. Negative Bonus Bank balances shall not be held as claims against Participants who leave the payroll for any reason. Positive residual Bonus Bank balances of $1,000.00 or less, retained in accordance with the Plan by a former Participant, may be paid out in whole or in part at any time at the Company’s sole discretion, provided that the former Participant remains employed by the Company and is otherwise eligible to receive such payments according to the terms and conditions of this Plan.

N.	Administration of the Plan:

Subject to the provisions of the Plan, the CEO and/or the Compensation Committee shall have the sole authority and discretion:

1.	To construe and interpret the Plan;

2.	To establish, amend, change, add to, alter and/or and rescind rules, regulations and guidelines for administration of the Plan;

3.	To make all designations and determinations specified in the Plan;

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4.	To determine the amount of awards and payments to be made under the Plan and the status and rights of any participant to payments under the Plan; and

5.	To decide all questions concerning the Plan and to make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.

All decisions made by the CEO and/or the Compensation Committee pursuant to the provisions of the Plan shall be made in its sole discretion and shall be final, conclusive, and binding upon all parties.

Except where specifically authorized by the CEO and/or the Compensation Committee in his/their sole discretion, no one is authorized to act in any manner that is contrary to the Plan itself or any rules, regulations or guidelines established under the Plan.

O.	Plan Continuation:

The Compensation Committee, in its sole discretion, may at any time amend, suspend, discontinue or terminate the Plan. It also reserves the right to (i) reduce, modify or withhold any bonus or Bonus Bank payments under the Plan based on such factors as regulatory events, changes in business conditions or individual performance (ii) deduct from such payments any separation allowance or severance pay provided pursuant to any Company plan or individual agreement, and (iii) decide all questions and issues arising under the Plan. The CEO and/or the Compensation Committee’s decisions shall be final and binding on all parties.

P.	No Right of Assignment:

Except as expressly provided herein, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such right or benefit.

Q.	No Guarantee:

The Plan is a statement of the Company’s intentions and does not constitute a guarantee that any bonus shall be paid. It does not create a contractual relationship or any contractually enforceable rights for Participants. Further, nothing in the Plan shall be construed to give any Participant any right to be granted any award other than at the CEO’s or Compensation Committee’s sole discretion, to limit the right of the Company to terminate the employment of any Participant at any time, or to be evidence of any agreement or understanding, express or implied, of a Participant’s right to continued employment.

A Bonus shall be payable under the Plan if the CEO or the Compensation Committee determines, in its sole discretion, that a Participant is entitled to one.

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R.	Company’s Books and Records Conclusive:

The Company’s books and records and internal methods of accounting shall be conclusive for all purposes under the Plan.

S.	Right to Withhold Taxes:

The Company shall have the right to withhold such amounts from any payment under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

T.	No Claim Against Company Assets:

Nothing in this Plan shall be construed as giving any Participant or his or her legal representative, or designated beneficiary, any claim against any specific assets of the Company or any affiliate of the Company as imposing any trustee relationship upon the Company in respect of the Participant. The Company shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. If and to the extent that the Participant or his or her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

U.	No Other Agreements or Understandings:

Except as expressly provided in this Plan, or in a written agreement between the Company and a Participant that specifically refers to Bonus Awards under this Plan, this Plan represents the sole agreement between the Company and Participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements between the parties concerning its subject matter.

V.	Governing Law:

The Plan and all actions taken pursuant thereto shall be governed by, and construed in accordance with the laws of the State of North Carolina applied without regard to conflict of law principles.

W.	Headings:

Section headings are used in this Plan for convenience of reference only and shall not affect the meaning of any provision of the Plan.

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Appendix A

[Expected EVA Improvement Amounts and Intervals]

APPENDIX B

CHANGE OF CONTROL OF SPX CORPORATION

A.	“Change of Control” shall be deemed to have occurred if:

(a)	Any “Person” (as defined below), excluding for this purpose SPX Corporation (the “Company”) or any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any entity organized, appointed or established for or pursuant to the terms of any such plan which acquires beneficial ownership of common shares of the Company, is or becomes the “Beneficial Owner” (as defined below) of twenty percent (20%) or more of the common shares of the Company then outstanding; provided, however, that no Change of Control shall be deemed to have occurred as the result of an acquisition of common shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate beneficial ownership interest of any Person to twenty percent (20%) or more of the common shares of the Company then outstanding, but any subsequent increase in the beneficial ownership interest of such a Person in common shares of the Company shall be deemed a Change of Control; and provided further that if the Board of Directors of the Company determines in good faith that a Person who has become the Beneficial Owner of common shares of the Company representing twenty percent (20%) or more of the common shares of the Company then outstanding has inadvertently reached that level of ownership interest, and if such Person divests as promptly as practicable a sufficient number of shares of the Company so that the Person no longer has a beneficial ownership interest in twenty percent (20%) or more of the common shares of the Company then outstanding, then no Change of Control shall be deemed to have occurred. For purposes of this paragraph (a), the following terms shall have the meanings set forth below:

(i)	“Person” shall mean any individual, firm, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of any such entity.

(ii)	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iii)	A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(A)	which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly (determined as provided in Rule 13d-3 under the Exchange Act);

(B)	which such Person or any of such Person’s Affiliates or Associates

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has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than rights under the Company’s Rights Agreement dated June 25, 1996 with The Bank of New York, as amended), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (2) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (a) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (b) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(C)	which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to subparagraph (a)(iii)(B)(2), above) or disposing of any securities of the Company.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s beneficial ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

(b)	During any period of two (2) consecutive years, individuals who at the beginning of such two-year period constitute the Board of Directors of the Company and any new director or directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), above, or paragraph (c), below) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at

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the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

(c)	Approval by the shareholders of (or if such approval is not required, the consummation of) (i) a plan of complete liquidation of the Company, (ii) an agreement for the sale or disposition of the Company or all or substantially all of the Company’s assets, (iii) a plan of merger or consolidation of the Company with any other corporation, or (iv) a similar transaction or series of transactions involving the Company (any transaction described in parts (i) through (iv) of this paragraph (c) being referred to as a “Business Combination”), in each case unless after such a Business Combination the shareholders of the Company immediately prior to the Business Combination continue to own at least eighty percent (80%) of the voting securities of the new (or continued) entity immediately after such Business Combination, in substantially the same proportion as their ownership of the Company immediately prior to such Business Combination.

A “Change of Control” shall not include any transaction described in paragraph (a) or (c), above, where, in connection with such transaction, a participant and/or any party acting in concert with that participant shall substantially increase their, his/her or its, as the case may be, ownership interest in the Company or a successor to the Company (other than through conversion of prior ownership interests in the Company and/or through equity awards received entirely as compensation for past or future personal services).

Executive EVA Incentive Compensation Plan		Appendix B
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